Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES CASH TENDER OFFERS

FOR UP TO $300 MILLION OF OUTSTANDING DEBT SECURITIES

ISSUED BY TECO ENERGY AND TECO FINANCE

TAMPA, February 22, 2010 - TECO Energy, Inc. (NYSE: TE) (“TECO Energy”) today announced separate cash tender offers by TECO Energy and its wholly owned subsidiary, TECO Finance, Inc. (“TECO Finance” and together with TECO Energy, the “Issuers”) for up to $300 million aggregate principal amount of four separate series of outstanding debt securities of the Issuers. The purpose of the tender offers is to lengthen the maturity profile of the Issuers’ indebtedness. The Issuers expect to use proceeds from a registered offering of TECO Finance notes to provide the total amount of funds required to purchase the notes and make any applicable early tender payments.

The tender offers are being made pursuant to the Offer to Purchase, dated February 22, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, dated February 22, 2010, which together set forth a more detailed description of the tender offers.

The Issuers are making three separate tender offers, with one tender offer being made by TECO Energy to purchase any and all of its outstanding 7.20% Notes due 2011 (CUSIP No. 872375AC4) and its outstanding 7.00% Notes due 2012 (CUSIP No. 872375AG5) (the “Any and All Tender Offer”) and two tender offers being made by TECO Finance to purchase up to the applicable maximum principal amount, as described below and as set forth in the Offer to Purchase, of its outstanding 7.20% Notes due 2011 (CUSIP Nos. 87875UAA0 and 87875UAD4) and its outstanding 7.00% Notes due 2012 (CUSIP No. 87875UAB8) (the “Waterfall Maximum Tender Offers”).

In the case of TECO Finance’s tender offer for its TECO Finance 2011 Notes, the maximum principal amount to be accepted will be equal to the lesser of (a) the difference between $300,000,000 and the aggregate principal amount of TECO Energy 2011 Notes and TECO Energy 2012 Notes validly tendered and accepted for purchase in the Any and All Tender Offer (referred to as the “maximum tenders cap”) and (b) the difference between $200,000,000 and the aggregate principal amount of TECO Energy 2011 Notes validly tendered and accepted for purchase in the Any and All Tender Offer. In the case of TECO Finance’s tender offer for its TECO Finance 2012 Notes, the maximum principal amount to be accepted will be equal to the difference between (a) $300,000,000 and (b) the sum of the aggregate principal amounts of TECO Energy 2011 Notes, TECO Energy 2012 Notes and TECO Finance 2011 Notes validly tendered and accepted for purchase.

If the principal amount of TECO Finance notes validly tendered and not validly withdrawn in any Waterfall Maximum Tender Offer is greater than the applicable maximum principal amount to be accepted, then the notes of that series accepted for purchase will be subject to proration (rounded downward such that holders are returned notes in integral multiples of $1,000) and, in the case of proration of the TECO Finance 2011 Notes tendered and accepted in the Waterfall Maximum Tender Offers due to the maximum tenders cap, none of the TECO Finance 2012 Notes will be purchased. The amount of notes to be purchased pursuant to the Waterfall Maximum Tender Offers will not be determined until the expiration of the Any and All Tender Offer, as may be extended from time to time.

The tender offers will expire at 11:59 p.m., New York City time, on March 19, 2010, unless extended with respect to one or more tender offers. Holders of notes must validly tender, and not validly withdraw, their notes on or before the early tender date, which is 5:00 p.m., New York City time, on March 3, 2010, unless extended by the Issuers in their sole discretion with respect to one or more tender offers, in order to be eligible to receive the applicable tender offer consideration, which includes the early tender premium, as set forth in the table below. Holders of notes who validly tender their notes after the early tender date and on or before the expiration date and whose notes are accepted for purchase will receive the late tender offer consideration, namely the tender offer consideration less the early tender premium. The tender offers are subject to the satisfaction of certain conditions, including, without limitation, the financing condition, as described below and as set forth in the Offer to Purchase.

In addition to the tender offer consideration or late tender offer consideration, as applicable, payable pursuant to the tender offers, holders whose notes are purchased in the tender offers will also be paid accrued and unpaid interest on such notes from, and including, the applicable last interest payment date to, but not including, the applicable settlement date for the purchase of the notes.

Set forth below is a listing of the tender offers by each of the Issuers for their respective notes.

Issuer	CUSIP No.	Title of Security	Aggregate Outstanding Principal Amount	Maximum Principal Amount to be Accepted (1)	Acceptance Priority Level	Early Tender Premium (2) (3)	Tender Offer Consideration (2)	Total Tender Offer Consideration (2) (6)

Any and All Tender Offer

TECO Energy	872375AC4	7.20% Notes due 2011	$191,729,000	N/A	N/A	$30.00	$1,070.00	$1,098.20

TECO Energy	872375AG5	7.00% Notes due 2012	$100,204,000	N/A	N/A	$30.00	$1,105.00	$1,132.42

Waterfall Maximum Tender Offers

TECO Finance	87875UAA0 87875UAD4	7.20% Notes due 2011	$171,827,000	(4)	1	$30.00	$1,070.00	$1,098.20

TECO Finance	87875UAB8	7.00% Notes due 2012	$236,240,000	(5)	2	$30.00	$1,105.00	$1,132.42

(1)	If the principal amount of notes validly tendered (and not validly withdrawn) in either Waterfall Maximum Tender Offer is greater than the applicable maximum principal amount to be accepted, then the notes of that series accepted for purchase will be subject to proration (rounded downward such that holders are returned notes in integral multiples of $1,000) and, in the case of proration of the TECO Finance 2011 Notes tendered and accepted in the Waterfall Maximum Tender Offers due to the maximum tenders cap, none of the TECO Finance 2012 Notes will be purchased.
(2)	Per $1,000 principal amount of notes that are accepted for purchase.
(3)	The applicable premium per $1,000 principal amount of notes, as per the table above, payable with respect to notes that are validly tendered (and not validly withdrawn) in the tender offers at or before 5:00 p.m., New York City time, on March 3, 2010 and accepted for purchase by the applicable Issuer. Such early tender premium is included in the tender offer consideration and total tender offer consideration listed in the table above.
(4)	The maximum principal amount to be accepted (as set forth in the table above), in the case of TECO Finance’s offer for the TECO Finance 2011 Notes, will be equal to the lesser of (a) the maximum tenders cap and (b) the difference between $200,000,000 and the aggregate principal amount of TECO Energy 2011 Notes validly tendered and accepted for purchase in the Any and All Tender Offer.
(5)	The maximum principal amount to be accepted (as set forth in the table above), in the case of TECO Finance’s offer for the TECO Finance 2012 Notes, will be equal to the difference between (a) $300,000,000 and (b) the sum of the aggregate principal amounts of TECO Energy 2011 Notes, TECO Energy 2012 Notes and TECO Finance 2011 Notes validly tendered and accepted for purchase.
(6)	Includes accrued and unpaid interest assuming a settlement date on March 22, 2010.

Except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the applicable Issuer), tenders of notes in any of the tender offers may be validly withdrawn at any time at or before the early tender date, but not thereafter, and tenders of notes in any of the tender offers made after the early tender date but at or before the expiration date may not be validly withdrawn. Either Issuer may extend the early tender date, the withdrawal date or the expiration date with respect to any of its tender offers and TECO Finance may increase the maximum principal amount to be accepted with respect to any of the Waterfall Maximum Tender Offers, in any case, without extending the withdrawal date or otherwise reinstating any withdrawal rights of holders.

The settlement date for each tender offer is expected to be one business day following the expiration date of each tender offer.

Neither Issuer will be obligated to accept for purchase, and pay for, validly tendered notes pursuant to any of the tender offers if the Issuers have not closed on an offering of notes to be issued by TECO Finance and guaranteed by TECO Energy on terms reasonably satisfactory to the Issuers.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have been retained to serve as dealer managers for the tender offers. Global Bondholder Services Corporation will be acting as the depositary and information agent.

For additional information regarding the terms of the tender offers please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corporation at (866) 857-2200 (toll free) or (212) 430-3774 (collect).

The obligation of the Issuers to accept any notes tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offers to purchase the notes are only being made pursuant to the tender offer documents, including the Offer to Purchase that the Issuers are distributing to holders of notes. The tender offers are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information agent and depositary for the tender offers is Global Bondholders Services Corporation. The tender offers are made only by the Offer to Purchase and the related Letter of Transmittal, and the information in this news release is qualified by reference to such documents. Requests for copies of the Offer to Purchase and related Letter of Transmittal for the tender offers should be directed to the information agent for the tender offers, Global Bondholder Services Corporation, at (866) 857-2200 (toll-free) or (212) 430-3774.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

About TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

NOTE: This press release contains forward-looking statements about the ability to complete the offers and TECO Energy’s debt maturity management plans, which are subject to the inherent uncertainties in predicting future results and conditions, including the ability to successfully close a registered offering of TECO Finance notes. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2008, and as updated in periodic filings with the SEC.

Contact:	Investors (Mark Kane)	Media (Rick Morera)
	813-228-1772	813-228-4945